Exhibit 99.1

Ingevity Corporation 4920 O'Hear Avenue Suite 400 North Charleston, SC 29405 USA www.ingevity.com

News	Contact: Caroline Monahan 843-740-2068 media@ingevity.com

Investors: John E. Nypaver, Jr. 843-740-2002 investors@ingevity.com
Ingevity elects Kevin Willis to its board of directors

Accomplished chemical industry CFO brings substantial finance and capital management expertise and experience driving corporate transformation

NORTH CHARLESTON, S.C., Dec. 16, 2024 – Ingevity Corporation (NYSE:NGVT) today announced the election of J. Kevin Willis to the board of directors effective today. With Mr. Willis’s election, the Board now includes nine directors, eight of whom are independent.
Mr. Willis is senior vice president and chief financial officer (CFO) at Ashland Inc. (NYSE:ASH), a global additives and specialty ingredients company serving a wide range of consumer and industrial markets, including architectural coatings, automotive, construction, energy, food and beverage, nutraceuticals, personal care and pharmaceuticals. As CFO, he oversees Ashland's worldwide financial functions and processes, and as a member of Ashland's executive committee, he shares overall responsibility for setting global strategy, managing capital and upholding the company’s operating principles. During Mr. Willis’ 37-year tenure at Ashland, he has held accounting, finance and treasury management roles of increasing responsibility, including an international posting in the Netherlands to standardize processes across European operations.
Jean Blackwell, chair of Ingevity’s board, said, “Kevin is an accomplished leader with extensive experience as CFO of a publicly traded, sustainability-focused specialty chemicals company with international reach. Over the course of his career, he has had an integral role in shaping strategies that create shareholder value through returns-driven capital allocation planning, operating efficiencies initiatives and business portfolio separations, including Ashland’s successful separation from Valvoline. We are confident that Kevin’s insights will be additive to the strategic and operating changes Ingevity is making to accelerate execution and deliver significant, sustainable value creation.”
Ingevity: Purify, Protect and Enhance
Ingevity provides products and technologies that purify, protect and enhance the world around us. Through a team of talented and experienced people, we develop, manufacture and bring to market solutions that help customers solve complex problems and make the world more sustainable. We operate in three reporting segments: Performance Materials, which includes activated carbon; Advanced Polymer Technologies, which includes caprolactone polymers; and Performance Chemicals, which includes specialty chemicals and road technologies. Our products are used in a variety of demanding applications, including adhesives, agrochemicals, asphalt paving, certified biodegradable bioplastics, coatings, elastomers, pavement markings and automotive components. Headquartered in North Charleston, South Carolina, Ingevity operates from 31 countries around the world and employs approximately 1,600 people.
The company’s common stock is traded on the New York Stock Exchange (NYSE:NGVT). For more information, visit ingevity.com. Follow Ingevity on LinkedIn.